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                                                                    EXHIBIT 23.2

                       CONSENT OF HUDDLESTON & CO., INC.

     We consent to the incorporation by reference in this Current Report of El Paso Energy Corporation on Form 8-K of our report under the captions "Business-Gas System Reserves" and "Supplemental Information on Oil and Gas Producing Activities (Unaudited)" appearing in and incorporated by reference in the Annual Report on Form 10-K of The Coastal Corporation for the year ended December 31, 1999, and to the reference to us under the heading "Supplemental Information on Oil and Gas Producing Activities (Unaudited)" in this Current Report.




HUDDLESTON & CO., INC.

Houston, Texas
February 2, 2001